Exhibit 10.154

NORDEA BANK FINLAND PLC, NEW YORK BRANCH 437 Madison Avenue, 21st Floor New York, New York 10022

CITIBANK, N.A. 390 Greenwich Street New York, New York 10013	DNB MARKETS, INC. DNB CAPITAL LLC 200 Park Avenue, 31st Floor New York, New York 10166
DVB BANK SE Platz der Republik 6 0325 Frankfurt, Germany	SKANDINAVISKA ENSKILDA BANKEN AB (PUBL) Kungsträdgårdsgatan 8, 106 40, Stockholm, Sweden

CONFIDENTIAL

June 12, 2015

Gener8 Maritime, Inc. (f/k/a General Maritime Corporation)
299 Park Avenue

New York, New York 10171-0002

Attention:  Leonidas J. Vrondissis, Chief Financial Officer and Executive Vice President

Re:                             Commitment Letter — up to $1,912,491,200 of Senior Secured Credit Facilities

Ladies and Gentlemen:

You have informed Nordea Bank Finland plc, New York Branch (“Nordea”), Citi (as defined below), DNB Markets, Inc. (“DNB Markets”), DNB Capital LLC (“DNB Lender”), DVB Bank SE (“DVB”), and Skandinaviska Enskilda Banken AB (publ) (“SEB” and together with Nordea, Citi, DNB Markets and DVB, the “Mandated Lead Arrangers”, “we” or “us”) that Gener8 Maritime, Inc. (f/k/a General Maritime Corporation), a Marshall Islands corporation (the “Parent” and, together with its subsidiaries and affiliates, the “Group”), intends to (A) refinance all existing indebtedness of the Parent and its subsidiaries pursuant to (x) a senior secured credit agreement in the original principal amount of $508,977,537 dated as of May 17, 2012 (as amended) with Nordea as Administrative Agent and (y) a senior secured credit facility in the original principal amount of $273,802,583 dated as of May 17, 2012 (as amended) with Nordea as Administrative Agent (together, the “Existing Credit Agreements”) with the proceeds of the Commercial Credit Facility (as defined below); and (B) allow certain of its wholly-owned subsidiaries to incur indebtedness pursuant to (x) the Sinosure Credit Facility (as defined below) and (y) the Korean ECA Credit Facility (as defined below and, together with the Commercial Credit Facility and the Sinosure Facility, the “Senior Secured Credit Facilities”).  The transactions contemplated hereby are collectively referred to herein as the “Transactions”.

For the purposes of this Commitment Letter (as defined below) (a) “Citi” means Citibank N.A., Citigroup Global Markets Limited, Citigroup Global Markets Inc., Citicorp USA, Inc., Citicorp North America, Inc. and/or any of their affiliates as may be appropriate to consummate the transactions contemplated herein; (b) “Commercial Credit Facility” means a senior secured credit facility up to an amount and on the terms and conditions set forth in the term sheet attached hereto as Annex I (the “Term Sheet”); (c) “Sinosure Credit Facility” means a delayed-draw senior secured credit facility up to an amount and on the terms and conditions set forth in the Term Sheet; and (d) “Korean ECA Credit Facility” means a delayed-draw senior secured credit facility up to an amount and on the terms and conditions set forth in the Term Sheet, to include (i) a tranche (the “KEXIM Tranche”), to be provided by the Export-Import Bank of Korea/Korean Eximbank (“KEXIM”), (ii) a tranche (the “KEXIM Guarantee Tranche) to be funded by certain lenders to be agreed in consultation with the Joint Global Co-ordinators (the “ECA Lenders”) and secured by a 100% credit guarantee from KEXIM; (iii) a tranche (the “K-SURE Covered Tranche”) to be funded by the ECA Lenders and secured by a 95% comprehensive risk insurance from the Korea Trade Insurance Corporation (“K-SURE”); and (iv) a tranche (the “Korean Commercial Tranche”) to be provided by certain lenders to be agreed in consultation with the Mandated Lead Arrangers (the “Commercial Lenders”).  The parties hereto acknowledge and agree that the facility amounts provided in the Term Sheet for each of the Senior Secured Credit Facilities and tranches listed above reflect contingent extras (in addition to the contract price) and current market values for each Collateral Vessel (as defined in the Term Sheet).  The Borrowers (as defined in the Term Sheet) do not expect to exercise their option for every extra item for every Collateral Vessel and market values for the Collateral Vessels will fluctuate.  Accordingly, the Borrowers expect that the aggregate final facility amounts for all Senior Secured Credit Facilities will be less than the aggregate of the facility amounts currently set forth in the Term Sheet.

Please note that those matters that are not covered or made clear herein (this commitment letter, together with the Term Sheet, the “Commitment Letter”), the arrangement fee letter dated as of the date hereof among the Mandated Lead Arrangers and the Parent (the “Arrangement Fee Letter”) or any other fee letter dated on or about the date hereof and relating to the Transactions (together with the Arrangement Fee Letter, the “Fee Letters” and, together with the Commitment Letter, the “Commitment Documents”) are subject to mutual agreement of the parties hereto.  The terms and conditions of the Commitment Documents may be modified only in writing signed by each of the parties hereto.

1.                                      Commitment.

Subject to the terms and conditions set forth in the Commitment Documents, each of Nordea, Citi, DNB Lender, DVB and SEB (each an “Initial Lender” and together, the “Initial Lenders”), is pleased to confirm its (or its affiliate’s) commitment to provide a portion of, the Commercial Credit Facility and the Korean Commercial Tranche (together, the “Commercial Facilities”) as set out below (the “Commercial Commitments”), with such Commercial Commitments to be allocated pro rata among the Commercial Facilities (except as otherwise agreed between the Administrative Agent and the relevant Initial Lender):

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Initial Lender	Commercial Commitment
Nordea	$150,000,000
Citi	$150,000,000
DNB Lender	$150,000,000
DVB	$150,000,000
SEB	$150,000,000

In addition, subject to the terms and conditions set forth in the Commitment Documents (a) each Mandated Lead Arranger is pleased to confirm its agreement to act as a lead arranger and bookrunner for the Commercial Facilities; (b) Nordea is pleased to confirm its commitment to act as sole administrative agent (in such capacity, the “Administrative Agent”) and collateral agent (in such capacity, the “Collateral Agent”) for the Senior Secured Credit Facilities; (c) Citi is pleased to confirm its commitment to act as agent for the ECAs in respect of the Sinosure Credit Facility and the Korean ECA Credit Facility (in such capacity, the “ECA Agent”); and (d) each of Nordea and Citi is pleased to confirm its commitment to act as a global co-ordinator in respect of the Senior Secured Credit Facilities (each of Nordea and Citi, in such capacity, the “Joint Global Co-ordinator” and, together, the “Joint Global Co-ordinators”).  The Joint Global Co-ordinators, Mandated Lead Arrangers, Initial Lenders, Administrative Agent, Collateral Agent and ECA Agent are herein collectively referred to as the “Commitment Parties”.

Nothing herein shall constitute an agreement by any Commitment Party to provide a financing commitment in respect of the Sinosure Credit Facility, the KEXIM Tranche, the KEXIM Guarantee Tranche or the K-SURE Covered Tranche.

The obligations of the Commitment Parties under this Commitment Letter are several but not joint.  No Commitment Party is responsible for the obligations of any other Commitment Party.  The failure by a Commitment Party to exercise any rights hereunder shall not prejudice the rights of any other Commitment Party hereunder.

Each Initial Lender reserves the right, in its sole discretion, to assign its commitment hereunder to any of its affiliates, and any office or branch of any of its affiliates, as it deems appropriate to consummate the transactions contemplated hereby.  The commitment of the each Initial Lender under this Commitment Letter replaces in its entirety the commitment of such Initial Lender provided to Nordea in the Commitment Advice dated June 10, 2015.

2.                                      Titles and Roles.

It is agreed that Nordea will have “left” placement in all marketing materials or other documentation used in connection with the Commercial Facilities and will have the role and responsibilities conventionally associated with such “left” placement.  The parties hereto understand and agree, between themselves, that each Mandated Lead Arranger shall be entitled to receive league table credit for acting as a Mandated Lead Arranger.

You agree that no other agents, co-agents or arrangers will be appointed, no other titles will be awarded and no compensation (other than that expressly contemplated by this Commitment Letter) will be paid in connection with the Senior Secured Credit Facilities unless the Joint Global Co-ordinators shall so agree, although the Joint Global Co-ordinators shall be permitted to designate (after consultation with you) one or more Lenders as agents, co-agents or

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co-arrangers, as the case may be, with respect to the Senior Secured Credit Facilities, which Lenders shall have such titles as may be determined by the Joint Global Co-ordinators (after consultation with you).

3.                                      Syndication.

The Mandated Lead Arrangers reserve the right, prior to and/or after the execution of the definitive Credit Documentation, to syndicate all or part of the Commercial Commitments (such syndication hereafter referred to as the “Syndication”) to banks, financial institutions and other institutional lenders (the “Other Lenders” and together with the Initial Lenders, the “Lenders”).  All aspects of the Syndication, including, without limitation, timing, potential syndicate members to be approached, titles and allocations shall be determined by (and coordinated through) the Joint Global Co-ordinators, in consultation with you.  It is the intention of the parties to this Commitment Letter that the secondary Syndication of the Commercial Commitments shall be completed prior to October 31, 2015.

Until the date that is the earlier of (a) three (3) months after the Closing Date and (b) the date on which a Successful Syndication (as defined in the Arrangement Fee Letter) is achieved (such earlier date, the “Syndication Date”), you agree to actively assist and cooperate (and to use your commercially reasonable efforts to cause all necessary persons to assist and cooperate) with the Joint Global Co-ordinators in connection with the Syndication.  Such assistance shall include, without limitation, (a) using your commercially reasonable efforts to ensure that the syndication efforts benefit from your existing lending and investment banking relationships; (b) facilitating direct contact between, on the one hand, your senior officers, representatives and advisors and, on the other hand, the proposed Lenders, at times and places reasonably requested by the Joint Global Co-ordinators, (c) providing the Joint Global Co-ordinators and any Lenders, promptly upon request, with all information reasonably deemed necessary by the Joint Global Co-ordinators or any Lender to successfully complete Syndication, including, but not limited to, (i) an information package for the Senior Secured Credit Facilities and other marketing materials for delivery to potential syndicate members and participants and (ii) projections and all information prepared by you or your affiliates or advisors relating to the Transactions; and (d) hosting, with the assistance of the Joint Global Co-ordinators, of one or more meetings and/or conference calls with prospective Lenders at such times and places as the Joint Global Co-ordinators may reasonably request.

Until the Syndication Date, you and your subsidiaries shall each agree to refrain from the offering, placement or arrangement of any debt securities or any other bank financings (including refinancings and renewals of bank debt), other than (i) the Sinosure Credit Facility, the KEXIM Tranche, the KEXIM Guarantee Tranche and the K-sure Covered Tranche and (ii) such other debt arrangements as shall be disclosed to the Mandated Lead Arrangers prior to the date hereof or otherwise approved by the Mandated Lead Arrangers.

4.                                      Other Services.

Subject to confidentiality limitations, nothing contained herein shall limit or preclude any Mandated Lead Arranger or any of its affiliates from carrying on any business with, providing banking or other financial services to, or from participating in any capacity, including as an equity investor, in any party whatsoever, including, without limitation, any competitor,

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supplier or customer of you or any of your affiliates, or any other party that may have interests different than or adverse to such parties.

You acknowledge and agree that each Mandated Lead Arranger: (a) may be providing debt financing, equity capital or other services (including financial advisory services) to other companies with which you or your affiliates may have conflicting interests regarding the Transactions and otherwise; (b) may act, without violation of its contractual obligations to you, as it deems appropriate with respect to such other companies; and (c) has no obligation in connection with the Transactions to use, or to furnish to you or your affiliates or subsidiaries, confidential information obtained from other companies or entities.  The Mandated Lead Arrangers shall use confidential information obtained from you or your affiliates by virtue of the Transactions or its other relationships with you solely for the purpose contemplated by this Commitment Letter and shall not furnish any such information to any other companies or entities.

In connection with all aspects of the Transactions, you acknowledge and agree that: (a) the Transactions and any related arranging or other services contemplated in this Commitment Letter is an arm’s-length commercial transaction between you and your affiliates, on the one hand, and the Mandated Lead Arrangers, on the other hand, and you are capable of evaluating and understanding and understand and accept the terms, risks and conditions of the Transactions; (b) in connection with the process leading to the Transactions, each Mandated Lead Arranger is and has been acting solely as a principal and not as a financial advisor, agent or fiduciary, for you or any of your affiliates, stockholders, creditors or employees or any other party; (c) the Mandated Lead Arrangers have not assumed nor will they, singly or together, assume an advisory, agency or fiduciary responsibility in your or your affiliates’ favor with respect to any of the Transactions or the process leading thereto (irrespective of whether any Mandated Lead Arranger has advised or is currently advising you or your affiliates on other matters) and the Mandated Lead Arrangers have no obligation to you or your affiliates with respect to the Transactions except those obligations expressly set forth in this Commitment Letter; (d) the Mandated Lead Arrangers and their respective affiliates may be engaged in a broad range of transactions that involve interests that differ from yours and your affiliates and the Mandated Lead Arrangers shall not have any obligation to disclose any of such interests; and (e) the Mandated Lead Arrangers have not provided any legal, accounting, regulatory or tax advice with respect to any of the Transactions and you have consulted your own legal, accounting, regulatory and tax advisors to the extent you have deemed appropriate.  You hereby waive and release, to the fullest extent permitted by law, any claims that you may have as of the date hereof against each of the Mandated Lead Arrangers with respect to any breach or alleged breach of agency or fiduciary duty.

Each Mandated Lead Arranger reserves the right to employ the services of its affiliates in providing services contemplated by this Commitment Letter and to allocate, in whole or in part, to its affiliates certain fees payable to such Mandated Lead Arranger in such manner as it and its affiliates may agree in their sole direction.  You acknowledge that the Mandated Lead Arrangers may share with any of their respective affiliates, and such affiliates may share with such Mandated Lead Arranger, any information related to the Transactions, you and the Borrowers (and your and their respective affiliates), or any of the matters contemplated hereby.  You also acknowledge that the Mandated Lead Arrangers do not have any obligation to use in

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connection with the Transactions, or to furnish to you, confidential information obtained by them from any third party.

5.                                      Representations and Warranties; Information.

You represent, warrant and covenant that to the best of your knowledge (i) no written information which has been or is hereafter furnished by you or on your behalf in connection with the Group or the Transactions and (ii) no other information given at information meetings for potential Syndicate members and supplied or approved by you (such written information and other information being referred to herein collectively as the “Information”) taken as a whole and as supplemented from time to time contained (or, in the case of Information furnished after the date hereof, will contain), as of the time it was (or hereafter is) furnished, any misstatement of fact or omitted (or will omit) as of such time to state any fact necessary to make the statements therein taken as a whole not materially misleading, in the light of the circumstances under which they were (or hereafter are) made; provided that, with respect to Information consisting of statements, estimates and projections regarding the future performance of the Group (collectively, the “Projections”), no representation, warranty or covenant is made other than that the Projections have been (and, in the case of Projections furnished after the date hereof, will be) prepared in good faith based on assumptions believed to be reasonable at the time of preparation thereof, it being understood that any such financial projections are subject to significant uncertainties and contingencies, many of which are beyond your control, and that no assurance can be given that any particular financial projections will be realized, that actual results may differ significantly from the projected results and that such differences may be material.  You agree to supplement the Information and the Projections from time to time until the date of the initial borrowing under each of the Senior Secured Credit Facilities, as reasonably appropriate, so that the representations and warranties in the preceding sentence remain correct.  You understand that, in providing its commitment hereunder and in coordinating the Syndication with you, each of the Mandated Lead Arrangers will use and rely on the Information and the Projections without independent verification thereof.

6.                                      Conditions Precedent.

Each Mandated Lead Arranger’s and Initial Lender’s willingness to provide its commitment hereunder is subject to the satisfaction or waiver of the following: (a) compliance by you with the terms of the Commitment Letter and the Fee Letters, (b) since December 31, 2014, there not occurring or becoming known to the Mandated Lead Arrangers any condition or circumstance which the Mandated Lead Arrangers or the Required Lenders (as defined in the Term Sheet) shall determine has had, or could reasonably be expected to have, a material adverse effect on the Transactions or on the business, property, assets, condition (financial or otherwise) or prospects of (x) the Collateral Vessels (as defined in the Term Sheet), (y) the Parent, the Borrowers and the Guarantors (as defined in the Term Sheet) taken as a whole or (z) the Group taken as a whole (each, a “Material Adverse Effect”); (c) the Mandated Lead Arrangers not becoming aware (whether as a result of their due diligence analyses and review or otherwise) after the date hereof of any information not previously known to the Mandated Lead Arrangers which is materially negative information with respect to the Transactions or the business, property, assets, condition (financial or otherwise) or prospects of the Collateral Vessels, the Parent, the Borrowers and the Guarantors taken as a whole, or the Group taken as a whole, or which is inconsistent in a material adverse manner with any such information or other matter

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disclosed to the Mandated Lead Arrangers prior to the date hereof, whether prior to or after the date of the making of any initial loans under any of the Senior Secured Credit Facilities; (d) in the case of the Korean Commercial Tranche, the Parent and the applicable Borrower having obtained commitments in respect of the KEXIM Tranche, KEXIM Guarantee Tranche and K-SURE Covered Tranche; (e) in the case of the Commercial Facilities, the Parent and the applicable Borrower having obtained additional commitments aggregating to at least $100,000,000; (f) unless such Initial Lender otherwise agrees, on the Closing Date, no Initial Lender shall be the single largest Lender in the Commercial Credit Facility; (g) detailed projected consolidated financial statements of the Borrower and its subsidiaries for at least the three fiscal years ending after the Closing Date (as defined in the Term Sheet), which projections shall (x) reflect the forecasted consolidated financial condition of Borrower and its subsidiaries after giving effect to the Transaction and the related financing thereof and (y) be prepared and approved by the Borrower, (h) the other conditions set forth or referred to in the Conditions Precedent section of the Term Sheet and (i) the negotiation, execution and delivery of Credit Documentation for the Senior Secured Credit Facilities by the Parent, the Borrowers and each Guarantor reflecting and consistent with the terms and conditions set forth in the Term Sheet and otherwise reasonably satisfactory to the Parent and the Lenders and the satisfaction or waiver of the other conditions precedent contained therein.

7.                                      Expenses; Indemnification.

To induce the Commitment Parties to issue this Commitment Letter and to commence their coordination of the syndication efforts with you, you hereby agree that all fees and expenses (including the reasonable fees, value-added tax and expenses of counsel (including counsels to the Mandated Lead Arrangers identified in the Term Sheet and any local counsel in any relevant jurisdiction) and consultants and travel expenses) of the Commitment Parties and their respective affiliates arising in connection with this Commitment Letter and in connection with the Transactions and other transactions described herein (including in connection with our due diligence and Syndication efforts) shall be for your account (and that you shall from time to time upon request from the Commitment Parties reimburse them and their affiliates for all such fees and expenses paid by them), whether or not any of the Senior Secured Credit Facilities is made available or definitive credit documents are executed.  You further agree to indemnify and hold harmless the Commitment Parties and each other agent or co-agent (if any) designated by Joint Global Co-ordinators with respect to the Senior Secured Credit Facilities (each, an “Agent”), each Lender and their respective affiliates and each director, officer, employee, representative and agent thereof (each, an “Indemnified Person”) from and against any and all actions, suits, proceedings (including any investigations or inquiries), claims, losses, damages, liabilities or expenses of any kind or nature whatsoever which may be incurred by or asserted against or involve any Agent, any Lender or any other such Indemnified Person as a result of or arising out of or in any way related to or resulting from the Transactions or this Commitment Letter and, upon demand, to pay and reimburse each Agent, each Lender and each other Indemnified Person for any reasonable legal or other out-of-pocket expenses incurred in connection with investigating, defending or preparing to defend any such action, suit, proceeding (including any inquiry or investigation) or claim (whether or not any Agent, any Lender or any other such Indemnified Person is a party to any action or proceeding out of which any such expenses arise); provided, however, that you shall not have to indemnify any Indemnified Person against any loss, claim, damage, expense or liability (i) to the extent same resulted from the gross negligence or willful misconduct of the respective Indemnified Person (as determined by a court

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of competent jurisdiction in a final and non-appealable judgment) or (ii) to the extent resulting from any dispute not involving an act or omission by you or any of your affiliates and solely among Indemnified Persons (other than any claims against any Agent solely in its capacity as Mandated Lead Arranger, Administrative Agent, Joint Global Co-ordinator, arranger or other similar role under the Senior Secured Credit Facilities).  This Commitment Letter is issued for your benefit only and no other person or entity may rely thereon.  Neither the Agents nor any other Indemnified Person shall be responsible or liable to you or any other person for (x) any determination made by it pursuant to this Commitment Letter in the absence of gross negligence or willful misconduct on the part of such person (as determined by a court of competent jurisdiction in a final and non-appealable judgment) or (y) any consequential, indirect or punitive damages which may be alleged as a result of this Commitment Letter or the financing contemplated hereby. You also agree that no Indemnified Person shall have any liability (whether direct or indirect, in contract or tort, or otherwise) to you or your affiliates or to your or their respective equity holders or creditors arising out of, related to or in connection with any aspect of the Transactions, except to the extent such liability is determined in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Person’s gross negligence or willful misconduct.  No Indemnified Person shall be liable to you, your affiliates or any other person for any damages arising from the use by others of materials obtained by electronic means, except to the extent resulting from the gross negligence or willful misconduct of such Indemnified Person (or any of its related parties) in each case, as determined by a final non-appealable judgment of a court of competent jurisdiction.

You shall not, without the prior written consent of each Indemnified Person affected thereby (which consent will not be unreasonably withheld), settle any threatened or pending claim or action that would give rise to the right of any Indemnified Person to claim indemnification hereunder unless such settlement (x) includes a full and unconditional release of all liabilities arising out of such claim or action against such Indemnified Person and (y) does not include any statement as to or an admission of fault, culpability or failure to act by or on behalf of any Indemnified Person.

If any Indemnified Person is entitled to indemnification or any other rights hereunder with respect to any claim, action, proceeding or investigation brought by a person other than yourself, you shall be entitled to assume the defense of any such claim, action proceeding or investigation with counsel reasonably satisfactory to the Indemnified Person. Upon assumption by you of the defense of any such claim, action proceeding or investigation, the Indemnified Person shall have the right to participate in such claim, action, proceeding or investigation and to retain its own counsel, but you shall not be liable for any legal expenses of other counsel subsequently incurred by such Indemnified Person in connection with the defense thereof unless (i) you have agreed to pay such fees and expenses, (ii) you shall have failed to employ counsel reasonably satisfactory to the Indemnified Person in a timely manner to assume the defense or to pursue the defense diligently, or (iii) the Indemnified Person shall have a reasonable belief that there are actual or potential conflicting interests between you and the Indemnified Persons, including but not limited to situations in which there are one or more legal defense available to the Indemnified Person that are different from or additional to those available to you; provided, however, that you shall not, in connection with any one such claim, action proceeding or investigation or separate but substantially similar claims, action proceedings, or investigations arising out of the same general allegations, be liable for the fees and expenses of more than one separate firm of attorneys at all times for all Indemnified Persons

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(unless in the reasonable belief of such Indemnified Person there is an actual or potential conflict of interest or a conflict on any material issue between the positions of such Indemnified Persons or you otherwise consent), except to the extent that local counsel, in addition to its regular counsel, is required in order to effectively defend against such claim, action proceeding or investigation. You shall not be liable for any settlement of any action or claim effected without your consent (which shall not be unreasonably withheld), and you shall not settle or compromise any action or claim affecting any Indemnified Person without such Indemnified Person’s prior written consent if the settlement or compromise involves any performance by, or adverse admission of, such Indemnified Person.

8.                                      Confidentiality.

You agree that this Commitment Letter is for your confidential use only and that, unless each of us has otherwise consented, neither its existence nor the terms hereof will be disclosed by you to any person or entity other than your officers, directors (including observers at your board of director meetings), employees, accountants, attorneys and other advisors, and then only on a “need to know” basis in connection with the transactions contemplated hereby and on a confidential basis.  Notwithstanding the foregoing, following your acceptance of the provisions hereof and your return of an executed counterpart of this Commitment Letter and the related Fee Letters to us as provided below (i) you may make public disclosure of the existence and amount of the commitments hereunder and of the identity of any Agent and of the terms of the Term Sheet, (ii) you may file a copy of this Commitment Letter (but not the Fee Letters) in any public record in which it is required by law or by the rules, regulations, schedules and forms of the U.S. Securities and Exchange Commission in connection with any filings made with the U.S. Securities and Exchange Commission and in connection with any initial public offering, private placement, offering of securities, merger, acquisition, disposal or divestment, to be filed and (iii) you may make such other public disclosure of the terms and conditions hereof as, and to the extent, you are required by law, regulation, compulsory legal process or as requested by a governmental authority or pursuant to the order of any court or administrative agency in any pending legal or administrative proceeding, in the opinion of your counsel, to make.  If this Commitment Letter is not accepted by you as provided below, please immediately return this Commitment Letter and any Fee Letter (and any copies hereof) to the undersigned.

9.                                      Survival.

The terms set forth in this Commitment Letter with respect to expense reimbursement, indemnification, confidentiality and governing law shall survive any termination of this Commitment Letter regardless of whether any definitive form of documentation shall be executed and delivered.

The Commitment Documents (and your rights and obligations hereunder and thereunder) shall not be assignable by you to any person or entity without the prior written consent of each party hereto (and any purported assignment without such consent shall be null and void).  The Commitment Documents may not be amended or waived except by an instrument in writing signed by you and us.  Each of the Commitment Documents may be executed in any number of counterparts, each of which shall be an original and all of which, when taken together, shall constitute one agreement.  Delivery of an executed signature page of any Commitment Document by facsimile or electronic transmission (including .pdf) shall be

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effective as delivery of a manually executed counterpart hereof or thereof, as the case may be.  The Commitment Documents shall be governed by, and construed in accordance with, the laws of the State of New York.  The Commitment Documents set forth the entire agreement between the parties as to the matters set forth herein and supersedes all prior communications, written or oral, with respect to the matters herein.

EACH OF THE PARTIES HERETO HEREBY WAIVES ANY RIGHT TO TRIAL BY JURY WITH RESPECT TO ANY CLAIM, ACTION, SUIT OR PROCEEDING ARISING OUT OF OR CONTEMPLATED BY THIS COMMITMENT LETTER OR THE FEE LETTERS.  YOU HEREBY SUBMIT TO THE NON-EXCLUSIVE JURISDICTION OF THE FEDERAL AND NEW YORK STATE COURTS LOCATED IN THE COUNTY OF NEW YORK IN CONNECTION WITH ANY DISPUTE RELATED TO THIS COMMITMENT LETTER, THE FEE LETTERS OR ANY MATTERS CONTEMPLATED HEREBY OR THEREBY.

Our willingness to arrange the Commercial Facilities and each of our respective commitments with respect thereto as set forth above will terminate on October 31, 2015 unless on or prior to such date a definitive credit agreement evidencing each of the Senior Secured Credit Facilities (together with related financing and security documentation, the “Credit Documentation”), in form and substance satisfactory to us shall have been entered into and the initial borrowing thereunder shall have occurred.

*   *   *

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If you are in agreement with the foregoing, please sign and return to the Administrative Agent the enclosed copy of this Commitment Letter, together with a copy of the enclosed Fee Letters, no later than 9:00 a.m., New York time, on June 12, 2015.  Unless this Commitment Letter and the related Fee Letters are signed and returned by the time and date provided in the immediately preceding sentence, this Commitment Letter shall terminate at such time and date.

Very truly yours,

NORDEA BANK FINLAND PLC, NEW YORK BRANCH

By	/s/ John Boesen
Name: John Boesen
Title: Executive Vice President

By	/s/ Martin Lunder
Name: Martin Lunder
Title: Senior Vice President

Signature page to Gener8 Commitment Letter

CITIBANK, N.A.

By	/s/ Michael Parker
Name: Michael Parker
Title: Managing Director

By
Name:
Title:

Signature page to Gener8 Commitment Letter

DNB MARKETS, INC.

By	/s/ Theodore S. Jadick Jr.
Name: Theodore S. Jadick Jr.
Title: President and CEO

By	/s/ Christian Astrup
Name: Christian Astrup
Title: Associate Director

DNB CAPITAL LLC

By	/s/ Cathleen Buckley
Name: Cathleen Buckley
Title: Senior Vice President

By	/s/ Anders Platou
Name: Anders Platou
Title: Senior Vice President

Signature page to Gener8 Commitment Letter

DVB BANK SE

By	/s/ Gill Driscoll
Name: Gill Driscoll
Title: Senior Vice President

By	/s/ Angelique Kounis
Name: Angelique Kounis
Title: Vice President, Legal Counsel

Signature page to Gener8 Commitment Letter

SKANDINAVISKA ENSKILDA BANKEN AB (PUBL)

By	/s/ Bjarte BØe
Name: Bjarte BØe
Title:

By	/s/ Helene Hellners
Name: Helene Hellners
Title:

Signature page to Gener8 Commitment Letter

Agreed to and Accepted this
12th day of June, 2015:

GENER8 MARITIME, INC.

By:	/s/ L.J. Vrondissis
Name: L.J. Vrondissis
Title: CFO/EVP

Signature page to Gener8 Commitment Letter

ANNEX I

GENER8 MARITIME, INC.

UP TO $1,912,491,200 OF SENIOR SECURED CREDIT FACILITIES

COMPRISED OF

UP TO $581,000,000 COMMERCIAL CREDIT FACILITY

UP TO $954,682,300 KOREAN ECA CREDIT FACILITY

UP TO $376,808,900 SINOSURE CREDIT FACILITY

SUMMARY OF CERTAIN TERMS AND CONDITIONS

I.             Parties to the Credit Facilities

Borrowers:

Under each Credit Facility (as defined below), each holding company (each a “Borrower” and together the “Borrowers”) which solely owns all of the equity interests of each single purpose company owning or purchasing a Collateral Vessel (as defined below) being financed under such Credit Facility.

Parent Guarantor:	Gener8 Maritime, Inc., a company incorporated under the laws of the Republic of the Marshall Islands (“Gener8 Maritime” or the “Parent Guarantor”).

Guarantors:

Under each Credit Facility, on a joint and several basis, the Parent Guarantor and any owner of one or more Collateral Vessels being financed under such Credit Facility and each other subsidiary of the Parent Guarantor, which owns directly or indirectly an equity interest in any such company (each a “Guarantor” and together, the “Guarantors”).

Mandated Lead Arrangers and Bookrunners:

Citibank, N.A. (or any of its affiliates), DNB Markets, Inc., DVB Bank SE, Nordea Bank Finland Plc, New York Branch and Skandinaviska Enskilda Banken AB (publ) (collectively, the “Mandated Lead Arrangers”).

Administrative Agent:	Nordea (the “Administrative Agent”).

Collateral Agent:	Nordea (the “Collateral Agent”).

Joint Global Co-ordinator:	Citi and Nordea (the “Global Co-ordinators”).

ECA Agent:	Citi (the “ECA Agent”).

CEXIM:	The Export-Import Bank of China (“CEXIM”).

KEXIM:	The Export-Import Bank of Korea/Korean Eximbank (“KEXIM”).

K-sure:	Korea Trade Insurance Corporation (“K-sure”).

Sinosure:	China Export and Credit Insurance Corporation (“Sinosure”).

ECAs:	CEXIM, Sinosure, KEXIM and K-sure (each an “ECA”, together the “ECAs”).

ECA Lenders:	To be determined by Citi and the Administrative Agent in consultation with KEXIM, K-Sure and Sinosure, as applicable.

Commercial Lenders:	The Initial Lenders together with a syndicate of financial institutions to be determined (the “Commercial Lenders”).

Lenders:	The Commercial Lenders, the ECA Lenders, CEXIM and KEXIM (the “Lenders”).

Hedge Providers:	Any of the Initial Lenders or their affiliates (each a “Hedge Provider” and collectively, the “Hedge Providers”).

Finance Parties:	The Lenders, any Hedge Provider in respect of any Secured Hedging Agreement, the Administrative Agent, the Collateral Agent and the ECA Agent (the “Finance Parties”).

Currency:	United States Dollars (“$”).

Collateral Vessels:	The vessels listed as Collateral Vessels in Annex I — Collateral Vessels.

II.            Description of the Credit Facilities

Credit Facilities:

Senior secured credit facilities (each a “Credit Facility” and together the “Credit Facilities”) in the aggregate principal amount of up to the sum of (i) $1,912,491,200 plus (ii) the sum of (x) any capitalized Sinosure Premium under the Sinosure Credit Facility and (y) any capitalized guarantee/insurance premiums under the Korean ECA Credit Facility, comprising of the following credit facilities (to be documented in separate Credit Agreements):

	(i)	A senior secured credit facility in the aggregate principal amount of up to $581,000,000 (the “Commercial Credit Facility”) to be provided by the Commercial Lenders.

	(ii)	A delayed-draw senior secured credit facility in the aggregate principal amount of up to the sum of (i) $376,808,900 plus (ii) any capitalized Sinosure Premium (the “Sinosure Credit Facility”) to

be provided by CEXIM and certain ECA Lenders and secured by a 95% comprehensive risk insurance from Sinosure.

(iii)

A delayed-draw senior secured credit facility in the aggregate principal amount of up to the sum of (i) $954,682,300 plus (ii) any capitalized guarantee/insurance premiums under the Korean ECA Credit Facility (the “Korean ECA Credit Facility”) to be provided as follows:

	a.	An up to $183,776,343 tranche to be provided by KEXIM (the “KEXIM Tranche”) (equal to 19.25% of the Korean ECA Credit Facility).

b.

An up to the sum of (i) $150,362,462 tranche plus (ii) any capitalized guarantee/insurance premiums under the KEXIM Guarantee Tranche to be funded by certain ECA Lenders (the “KEXIM Guarantee Tranche”) and secured by a 100% credit guarantee from KEXIM (equal to 15.75% of the Korean ECA Credit Facility).

c.

An up to the sum of (i) $334,138,805 tranche plus (ii) any capitalized guarantee/insurance premiums under the K-SURE Covered Facility to be funded by ECA Lenders (the “K-SURE Covered Tranche”) and secured by a 95% comprehensive risk insurance from K-SURE (equal to 35% of the Korean ECA Credit Facility).

	d.	An up to $286,404,690 tranche to be provided by the Commercial Lenders (the “Korean Commercial Tranche”) (equal to 30% of the Korean ECA Credit Facility).

III.          The Commercial Credit Facility

Use of Proceeds:

Loans made pursuant to the Commercial Credit Facility (each a “Loan” and collectively, the “Loans”) shall be used solely to refinance all existing indebtedness of the Parent Guarantor and its subsidiaries pursuant to (x) a senior secured credit agreement in the original principal amount of $508,977,537 dated as of May 17, 2012 (as amended) with Nordea as Administrative Agent and (y) and a senior secured credit agreement in the original principal amount of $273,802,583 dated as of May 17, 2012 (as amended) with Nordea as Administrative Agent.

Availability:

The Loans under the Commercial Credit Facility may be incurred pursuant to one single drawing on or after the Closing Date in a manner consistent with the requirements set forth under the heading “Use of Proceeds” above, provided, however, that such Commercial Loans shall not exceed the lesser of (i) $581,000,000 and (ii) 60% of the fair market value of the Existing Vessels (as defined below), on the Initial Borrowing Date.

Borrowing Date:	The date on which the drawing of the Loan under the Commercial Credit Facility occurs (the “Borrowing Date”).

Existing Vessels:

The 25 tanker vessels (comprising of 7 VLCCs, 11 Suezmaxes, 4 Aframaxes, 2 Panamaxes and 1 Handymax) listed as Collateral Vessels in Annex I — Collateral Vessels Part A (each an “Existing Vessel” and collectively, the “Existing Vessels”).

Closing Date:	The date on which the loan documentation evidencing the Commercial Credit Facility is entered into (the “Closing Date”).

Maturity Date:	Loans under the Commercial Credit Facility shall mature on the date that is 5 years from the Closing Date (the “Maturity Date”).

Scheduled Repayments:

The Commercial Credit Facility shall be subject to 20 consecutive quarterly repayments commencing three (3) months after the Closing Date, each in the amount set forth in a schedule to be agreed and calculated based on the final loan amount (capped at 60% of fair market values), provided, however, that the loan profile shall not exceed (x) 5 year to 0 from the Closing Date until the 2nd anniversary thereof and (y) 8 year to 0 thereafter.

Mandatory Prepayments:

Upon a sale, total loss or other disposition of any Existing Vessel, outstanding Loans under the Commercial Credit Facility shall be required to be repaid in an amount equal to the sum of the then outstanding principal amount of the Loans under the Commercial Credit Facility, multiplied by a fraction, the numerator of which is the appraised value of such Collateral Vessel subject to such sale or loss and the denominator of which is the aggregate of the appraised value of all Existing Vessels.

In addition, upon breach of the Collateral Maintenance Test (as defined below) for the relevant Borrower with respect to the Commercial Credit Facility, the relevant Borrower shall within [60] days thereafter (x) prepay the Commercial Credit Facility and/or (y) post additional collateral satisfactory to the Commercial Lenders (it being understood that cash collateral comprising of US Dollars shall be deemed satisfactory and shall be valued at par), in a total amount sufficient to become compliant with the Collateral Maintenance Test.

Events of Default:	Customary for transactions of this nature subject to customary cure periods (if applicable).

Interest rate:	The interest rate under the Commercial Credit Facility will be LIBOR plus the Applicable Margin.

Applicable Margin	The applicable margin shall be 4.25% per annum if the Parent Guarantor is a private company and LIBOR + 3.75% if the Parent Guarantor is a publicly listed company on the New York Stock Exchange.

Commitment Fee:	40% of the Applicable Margin calculated on the unutilized commitments.

Required Majority:	The Lenders having the aggregate outstanding principal amounts and available commitments in excess of 66-2/3% (the “Required Majority”).

Governing Law:	The Commercial Credit Facility shall be governed by the laws of the State of New York.

Jurisdiction:	The courts of the State of New York sitting in New York County (Borough of Manhattan) or of the United States for the Southern District of New York.

Lenders’ Legal Counsel:	White & Case LLP, New York.

IV.          The Sinosure Credit Facility

Use of Proceeds:

Loans made pursuant to the Sinosure Credit Facility (each a “Loan” and collectively, the “Loans”) shall be used solely to finance, in part, the construction cost of each of the Chinese Newbuild Vessels (as defined below) and/or may be utilized to reimburse the relevant Borrower (or the Parent Guarantor or its subsidiaries) for those payments to the relevant shipyard that have already been made.

Availability:

Each Loan under the Sinosure Credit Facility may be incurred pursuant to one single drawing with respect to each Chinese Newbuild Vessel on the relevant Borrowing Date in a manner consistent with the requirements set forth under the heading “Use of Proceeds” above, provided, however, that such Loan shall not exceed the lesser of (x) the amount set forth opposite the relevant Chinese Newbuild Vessel under the heading “Maximum Loan Amount” in Annex I — Collateral Vessels, Part B attached hereto and (y) 60% of the fair market value of such Chinese Newbuild Vessel, based on appraisals as of a date no earlier than 20 days prior to the relevant Delivery Date, provided, however, that the SINOSURE Premium (defined below) may be capitalized and added to (x) and shall not be included in the calculation of (y).

Borrowing Date:	The date on which any drawing of a Loan under the Sinosure Credit Facility occurs (each a “Borrowing Date”).

Prepositioning of Loans:

If (x) required under the shipbuilding contract for a Chinese Newbuild Vessel and (y) all customary conditions precedent have been satisfied, save for such conditions precedent that can only be satisfied on the relevant Delivery Date, the relevant Borrower or relevant Guarantor may request that a Loan be prepositioned (each such Loan, a “Preposition Loan”) with the relevant shipyard’s bank (such bank to be satisfactory to the Administrative Agent), up to three (3) business days prior to the relevant Delivery Date, accompanied by such conditions and release instructions as agreed with the Administrative Agent. Preposition Loans disbursed from the Administrative Agent shall in such an event be deposited directly into the relevant shipyard’s bank, where they will be blocked and not released until (x) a copy of the protocol of delivery has been presented to the Administrative Agent on the Delivery Date and (y) all remaining conditions precedent have been satisfied on the relevant Delivery Date in form and scope satisfactory to the Administrative Agent, or on such other terms as the Administrative Agent may agree in its reasonable opinion.

Chinese Newbuild Vessels:	The 6 VLCCs listed as Collateral Vessels in Annex I — Collateral Vessels Part B (each a “Chinese Newbuild Vessel” and collectively, the “Chinese Newbuild Vessels”).

Delivery Date:	The date a Chinese Newbuild Vessel is delivered to the relevant Guarantor from the shipyard as set forth under the heading “Shipyard” in Annex I (each, a “Delivery Date”).

Closing Date:	The date on which the loan documentation evidencing the Sinosure Credit Facility is entered into (the “Closing Date”).

Maturity Date:	Each Loan under the Sinosure Credit Facility shall mature on the date that is 12 years from the relevant Borrowing Date related to each relevant Delivery Date (each a “Maturity Date”).

Scheduled Repayments:

Each Loan under the Sinosure Credit Facility shall be subject to consecutive equal quarterly repayments commencing three (3) months after the relevant Borrowing Date related to each relevant Delivery Date based on a 15 years repayment profile.

Mandatory Prepayments:

Upon a sale, total loss or other disposition of any Chinese Newbuild Vessel, outstanding Loans under the Sinosure Credit Facility related to that Chinese Newbuild Vessel shall be required to be repaid in full.

In addition, upon breach of the Collateral Maintenance Test (as defined below) for the relevant Borrower with respect to the Sinosure Credit Facility, the relevant Borrower shall within [60] days thereafter (x) prepay the Sinosure Credit Facility and/or (y) post additional collateral satisfactory to the Sinosure Credit Facility Lenders (it being understood that cash collateral comprising of US Dollars shall be deemed satisfactory and shall be valued at par), in a total amount sufficient to become compliant with the Collateral Maintenance Test.

Events of Default:	Customary for transactions of this nature subject to customary cure periods (if applicable), including but not limited to repudiation/cancellation of the Sinosure insurance policy.

Interest Rate:	The interest rate under the Sinosure Credit Facility will be LIBOR + [ ]% per annum (the “Applicable Margin”).

SINOSURE Premium:	The insurance premium payable to Sinosure for the 95% risk insurance shall be [ ]%.

Commitment Fee:	40% of the Applicable Margin calculated on the unutilized commitments.

Required Majority:

The Lenders under the Sinosure Credit Facility having the aggregate outstanding principal amounts and available commitments in excess of 66-2/3%, however, always, to include approval from CEXIM and at least one ECA Lender (the “Required Majority”). It should be understood that CEXIM shall hold [70]% of the Sinosure Credit Facility.

Governing Law:	The Sinosure Credit Facility shall be governed by the laws of England.

Jurisdiction:

The courts of England shall have exclusive jurisdiction to settle any dispute arising out of or in connection with the Sinosure Credit Facility and any dispute shall be referred to the London district court as the court of first instance provided however that, CEXIM or any ECA Lender shall be prevented from taking proceedings relating to a dispute in any other courts with jurisdiction.

Lenders’ Legal Counsel:	Watson, Farley & Williams LLP, Hong Kong.

V.            The Korean ECA Credit Facility

Use of Proceeds:

Loans made pursuant to the Korean ECA Credit Facility (each a “Loan” and collectively, the “Loans”) shall be used solely to finance, in part, the construction cost of each of the Korean Newbuild Vessels (as defined below) and/or may be utilized to reimburse the relevant Borrower (or the Parent Guarantor or its subsidiaries) for those payments to the relevant shipyard that have already been made.

Availability:

Each Loan under the Korean ECA Credit Facility may be incurred pursuant to one single drawing (which drawing shall be pro rata among each tranche) with respect to each Korean Newbuild Vessel on the relevant Borrower Date in a manner consistent with the requirements set forth under the heading “Use of Proceeds” above, provided, however, that such Loan shall not exceed the lesser of (x) the amount set forth opposite the relevant Korean Newbuild Vessel under the heading “Maximum Loan Amount” in Annex I — Collateral Vessels, Part B attached hereto and (y) 60% of the fair market value of such Korean

Newbuild Vessel, based on appraisals as of a date no earlier than 20 days prior to the relevant Delivery Date, provided, however, that the guarantee/insurance premiums under the Korean ECA Credit Facility may be capitalized and added to (x) and shall not be included in the calculation of (y).

Borrowing Date:	The date on which any drawing of a Loan under the Korean ECA Credit Facility occurs (each a “Borrowing Date”).

Prepositioning of Loans:

If (x) required under the shipbuilding contract for a Korean Newbuild Vessel and (y) all customary conditions precedent have been satisfied, save for such conditions precedent that can only be satisfied on the relevant Delivery Date, the relevant Borrower or relevant Guarantor may request that a Loan be prepositioned (each such Loan, a “Preposition Loan”) with the relevant shipyard’s bank such bank to be satisfactory to the Administrative Agent), up to three (3) business days prior to the relevant Delivery Date, accompanied by such conditions and release instructions as agreed with the Administrative Agent. Preposition Loans disbursed from the Administrative Agent shall in such an event be deposited directly into the relevant shipyard’s bank, where they will be blocked and not released until (x) a copy of the protocol of delivery has been presented to the Administrative Agent on the Delivery Date and (y) all remaining conditions precedent have been satisfied on the relevant Delivery Date in form and scope satisfactory to the Administrative Agent, or on such other terms as the Administrative Agent may agree in its reasonable opinion.

Korean Newbuild Vessels:	The 15 VLCCs listed as Collateral Vessels in Annex I — Collateral Vessels Part B (each a “Korean Newbuild Vessel” and collectively, the “Korean Newbuild Vessels”).

Delivery Date:	The date a Korean Newbuild Vessel is delivered to the relevant Guarantor from the shipyard as set forth under the heading “Shipyard” in Annex I (each, a “Delivery Date”).

Closing Date:	The date on which the loan documentation evidencing the Korean ECA Credit Facility is entered into (the “Closing Date”).

Maturity Date:

(x) Each Loan under the KEXIM Tranche, the KEXIM Guaranteed Tranche and the K-SURE Covered Tranche shall mature on the date that is 12 years from the relevant Borrowing Date related to each relevant Delivery Date and (y) each Loan under the Korean Commercial Tranche shall mature on the date that is 5 years from the Borrowing Date related to each relevant Delivery Date (each a “Maturity Date”).

Scheduled Repayments:	Each Loan under the Korean Commercial Tranche shall be subject to consecutive equal quarterly repayments commencing three (3) months after the relevant Borrowing Date related to each relevant Delivery Date based on an overall 15-year repayment profile.

Each Loan under the KEXIM Tranche, the KEXIM Guaranteed Tranche and the K-Sure Covered Tranche shall be subject to consecutive equal quarterly repayments commencing three (3) months after the relevant Borrowing Date related to each relevant Delivery Date based on an overall 12 year repayment profile.

Mandatory Prepayments:

Upon a sale, total loss or other disposition of any Korean Newbuild Vessel, outstanding Loans under the Korean ECA Credit Facility related to that Korean Newbuild Vessel shall be required to be repaid in full.

KEXIM shall have a put option to call for repayments of the KEXIM Tranche and the KEXIM Guarantee Tranche and K-SURE shall have a put option to call for repayment on the K-SURE Covered Tranche to be exercised on the Maturity Date of the Korean Commercial Tranche, if the Korean Commercial Tranche is not committed to be refinanced/renewed prior to the date that falls [2] months before the Maturity Date of the Korean Commercial Tranche. Upon exercise of the above put options, all outstanding amounts under the KEXIM Tranche, the KEXIM Guarantee Tranche and K-SURE Covered Tranche must be repaid on the Maturity Date of the Korean Commercial Tranche.

In addition, upon breach of the Collateral Maintenance Test (as defined below) for the relevant Borrower with respect to the Korean ECA Credit Facility, the relevant Borrower shall within [60] days thereafter (x) prepay the Korean ECA Credit Facility and/or (y) post additional collateral satisfactory to the Korean ECA Credit Facility Lenders (it being understood that cash collateral comprising of US Dollars shall be deemed satisfactory and shall be valued at par), in a total amount sufficient to become compliant with the Collateral Maintenance Test.

Events of Default:

Customary for transactions of this nature subject to customary cure periods (if applicable), including but not limited to repudiation/cancellation of the K-sure insurance policy or the KEXIM guarantee.

Interest Rate:	The interest rate under the Korean ECA Credit Facility will be:

	(i)	LIBOR + [ ]% per annum with respect to the KEXIM Tranche;

	(ii)	LIBOR +[ ]% per annum with respect to the KEXIM Guarantees Tranche;

	(iii)	LIBOR +[ ]% per annum with respect to the K-SURE Covered Tranche; and

(iv)	LIBOR + 2.75% per annum (the “Applicable Margin”) with respect to the Korean Commercial Tranche.

Guarantee/Insurance Premiums:	The guarantee/insurance premiums under the Korean ECA Credit Facility will be:

(i) [ ]% with respect to the KEXIM Guaranteed Tranche, and

(ii) [ ]% with respect to the K-SURE Covered Tranche

Commitment Fee:	40% of the Applicable Margin calculated on the unutilized commitments.

Required Majority:

The Lenders under the Korean ECA Credit Facility having the aggregate outstanding principal amounts and available commitments in excess of 66-2/3%, however, always, to include approval from a minimum of one Commercial Lender (the “Required Majority”).

Governing Law:	The Korean ECA Credit Facility shall be governed by the laws of the State of New York.

Jurisdiction:	The courts of the State of New York sitting in New York County (Borough of Manhattan) or of the United States for the Southern District of New York.

Lenders’ Legal Counsel:	Watson, Farley & Williams LLP, Hong Kong.

VI.          Other Terms Applicable to each Credit Facility

Guarantees:

Each Guarantor shall be required to provide an unconditional and irrevocable on-demand guarantee of all amounts owing under each Credit Facility to which it is a party (each a “Guarantee” and collectively, the “Guarantees”). The Guarantees shall contain terms and conditions satisfactory to the Lenders and customary for transactions of this type and shall, to the extent required by the Hedge Providers, also guarantee, on a subordinated basis, the relevant Borrower’s obligations under interest rate swaps, foreign currency swaps or similar agreements hedging each Credit Facility (the “Secured Hedging Agreements”) with a Hedge Provider. Each Guarantee shall be guarantees of payment and not of collection.

Security:

In respect of each Credit Facility (x) all amounts owing under such Credit Facility, (y) all obligations under such of the Guarantees entered into in relation to each Credit Facility and (z) on a subordinated basis the relevant Borrower’s obligations under any Secured Hedging Agreement with any Hedge Provider in relation to such Credit Facility will, in each case, be secured by:

	(i)	The Guarantees entered into in relation to such Credit Facility.

	(ii)	A first priority cross-collateralized mortgage over each of the Collateral Vessels under such Credit Facility (but not the vessels under any other Credit Facility).

	(iii)	A first priority share pledge over all the shares issued by the Borrower and each Guarantor (other than the Parent Guarantor) which is a party to such Credit Facility.

	(iv)	A first priority assignment of the insurances on the relevant Collateral Vessels under such Credit Facility.

	(v)	A first priority general assignment of all earnings from the relevant Collateral Vessels under such Credit Facility.

	(vi)	A first priority pledge of the each Earnings Account in relation to each Collateral Vessel under the relevant Credit Facility.

	(vii)	A first priority assignment of any time charter contract in excess of [24] months in relation to each Collateral Vessel under the relevant Credit Facility.

All documentation (collectively referred to herein as the “Security Agreements”) evidencing the security required pursuant to the immediately preceding paragraphs shall be in form and substance reasonably satisfactory to the relevant Lenders and customary for transactions of this type, shall effectively create first priority security interests in the property purported to be covered thereby, with such exceptions as are reasonably acceptable to the Administrative Agent and the relevant Lenders.

Earnings Accounts:	Each Guarantor that owns a Collateral Vessel shall open and maintain for the duration of each Credit Facility bank account(s) with the Security Agent (each an “Earnings Account”).

Financial Covenants:

The following financial covenants as set forth below shall apply to the Parent Guarantor and its subsidiaries on a consolidated basis and shall be measured on a quarterly basis (it is understood that the Collateral Maintenance Test will apply to each Borrower):

(i)

Maximum Consolidated Leverage: The ratio of net Indebtedness to Total Capitalization (defined as net Indebtedness plus shareholders’ equity) shall be no greater than (x) 65%, at any time prior to June 30, 2017 and (y) 60%, at any time thereafter.

(ii)

Minimum Consolidated Liquidity: Cash and cash equivalents shall at all times be no less than the greater of (x) $50 million and (y) 5% of Total Indebtedness (for the purposes of determining “cash and cash equivalents” funds on deposit in any Debt Service Reserve Account (as defined below) may only be included at 50% of par value), provided, however, that, in all events, unrestricted cash and cash equivalents shall at no time be less than $25 million.

	(iii)	Interest Coverage Ratio: The ratio of the Parent Guarantor’s EBITDA to Interest Rate costs, on a trailing 12 months rolling basis, shall be equal to or greater than 2.50 to 1.00.

	(iv)	Collateral Maintenance Test: The aggregate fair market value of all Collateral Vessels then acting as security for such Credit Facility shall be at least:

		a.	135% of the sum of the then aggregate outstanding principal amount of Loans under such Credit Facility until the 2nd anniversary of the Closing Date; and

		b.	140% of the sum of the then aggregate outstanding principal amount of Loans under such Credit Facility from the 2nd anniversary of the Closing Date and thereafter.

“Debt Service Reserve Account” means any account, which account shall be blocked and pledged as security to the Finance Parties, in relation to any ECA related financing.

Conditions Precedent:	Such conditions precedent as are usual and customary for this type of financing, including but not limited to:

(i)

The Parent Guarantor shall have consummated an equity transaction (the “Equity Transaction”) consisting of one or more of the following which will result in net cash proceeds of not less than $235 million: (x) initial public offering and listing on New York Stock Exchange in accordance with the documentation therefor and all applicable laws (the “IPO”), or (y) offering of equity in a private placement, provided, however, that $125 million of the Equity Transaction may be provided by way of unconditional irrevocable commitments from certain commitment parties listed in Schedule 1 to the Merger Agreement (as defined below) to purchase additional equity for cash (for the avoidance of doubt, it shall be a condition precedent that the Parent Guarantor shall have received net cash proceeds of not less than $110 million from an IPO and/or private placement on or prior to the Closing Date).

(ii)

The Required Majority shall be satisfied with the corporate and capital structure of the Parent Guarantor and its subsidiaries after giving effect to the Acquisition, the Equity Transaction and the Credit Facilities (the Acquisition, the Equity Transaction and the Credit Facilities collectively referred to as, the “Transaction”).

(iii)

After giving effect to the Transaction, the Parent Guarantor and its subsidiaries shall have no outstanding indebtedness or contingent liabilities, except for (i) indebtedness incurred pursuant to the Credit Facilities, (ii) the unsecured indebtedness (existing) to Blue Mountain Capital and its affiliates (in the total amount of $[     ] million) to be subordinated in form and scope satisfactory to the Required Majority (i.e., no payment of interest or principal, no granting of liens, etc.), provided, however, that proceeds from equity issuances in excess of the Equity Trigger Condition (i.e., net proceed of $235 million) can be used to pay interest and repay such indebtedness and (iii) such other existing indebtedness and disclosed contingent liabilities of the Parent Guarantor and its subsidiaries, if any, as shall be permitted by the Administrative Agent,  and all stock of the Parent Guarantor’s subsidiaries shall be owned by the Parent Guarantor, in each case free and clear of liens (other than those securing the Credit Facilities and such other exceptions as may be mutually agreed upon).

(iv)

All terms of, and the documentation for, each component of the transactions contemplated herein shall be reasonably satisfactory in form and substance to the Administrative Agent and the Lenders, and all relevant documentation shall be in full force and effect. All conditions precedent to the consummation of the Credit Facilities as provided in the documents relating thereto shall be satisfied. The Credit Facilities shall be consummated in accordance with the documentation therefore and all applicable laws; and

	(v)	Such other conditions precedent as the Administrative Agent may reasonably require.

Conditions Subsequent:

It shall constitute an Event of Default under the Credit Facilities if the Parent Guarantor shall have not received (i) in aggregate not less than $150 million in net cash proceeds from new equity no later than December 31, 2015, (ii) in aggregate not less than $190 million in net cash proceeds from new equity no later than June 30, 2016, and (iii) in aggregate not less than $235 million in net cash proceeds from new equity no later than December 31, 2016.

Dividend Restriction:

The Parent Guarantor may not declare or pay any dividends or make any restricted payments (including the repayment of the Blue Mountain Debt, provided, however, that no such prepayment shall be permitted until the Remaining Shipyard Payments (as defined below) has been made in full, provided that proceeds from equity issuances in excess of the Equity Trigger Condition (as defined below) (i.e., net proceed of $235 million) may be used) to purchase or redeem the equity interest of the Parent Guarantor, provided, however, that following the satisfaction of the Equity Trigger Condition, the Parent Guarantor may declare and pay dividends as long as (i) no default or event of default exists at the time of declaration thereof and no payment default, payment event of default, bankruptcy default or bankruptcy event of default or default under any of the financial covenants exists at the time of payment thereof, (ii) the aggregate amount of dividends paid in any fiscal year does not exceed 50% of the Parent Guarantor’s consolidated net income in any such fiscal year, (iii) the unrestricted cash and cash equivalents of the Parent Guarantor and its subsidiaries on a consolidated basis shall be at least no less than (A) the amount required under the Minimum Consolidated Liquidity covenant plus (B) the Remaining Shipyard Payments (as defined below) plus (C) $25 million (or $50 million prior to the consummation of a Qualified IPO (to be defined)) immediately after giving effect thereto and (iv) the aggregate fair market value of all Collateral Vessels then acting as security pursuant to each Credit Facility shall be at least 200% of the sum of (x) the then aggregate outstanding principal amount of Loans minus (y) if after the consummation of a Qualified IPO; any cash and cash equivalents of the Parent Guarantor and its subsidiaries plus (z) if after the consummation of a Qualified IPO; the Remaining Shipyard Payments under each Credit Facility.

“Equity Trigger Condition” shall be deemed to be satisfied on the date on which the net cash proceeds received by the Parent Guarantor for the issuance of its equity interests equals at least $235,000,000.

“Remaining Shipyard Payments” means, as of any date, (I) the aggregate delivery cost of all Chinese Newbuild Vessels and Korean Newbuild Vessels minus (II) the aggregate equity amount paid by the Parent Guarantor or its subsidiaries to the relevant shipyard prior to such date minus (III) the aggregate principal amount of Loans and unfunded commitments under the Sinosure Credit Facility and Korean ECA Credit Facility. For the avoidance of doubt: if the Remaining Shipyard Payments are negative it will be deemed as nil.

Documentation:

The Lenders’ commitments under the Credit Facilities will be subject to the negotiation, execution and delivery of a definitive financing agreement and related guarantees, mortgages, security agreements and other supporting documentation consistent with the terms and conditions herein and reasonably satisfactory to the Lenders and the Parent

Guarantor. Such documentation shall include, without limitation, conditions precedent, representations and warranties, covenants, and events of default that are usual and customary for facilities of this type, in each case with such modifications as shall be deemed appropriate by the Lenders, including, but not limited to breakage costs, gross-up and indemnities (including, without limitation, in relation to withholding tax and FATCA), increased costs, illegality, set-off and administration, market disruption, sanctions, anti-corruption and anti-money laundering.

Collateral Vessels - Part A (Existing Vessels)

#	Vessel	Type	DWT	Year Built	Shipyard	FMV	Maximum Loan Amount

1	Genmar Consul	Handymax	47 400	2004	Uljanik Shipbuilding Projects Ltd.	$—	$—
2	Genmar Compatriot	Panamax	72 749	2004	Dalian Shipbuilding Industry Co.	$—	$—
3	Genmar Companion	Panamax	72 749	2004	Dalian Shipbuilding Industry Co.	$—	$—
4	Genmar Defiance	Aframax	105 538	2002	Sumitomo Heavy Industries Ltd.	$—	$—
5	Genmar Strength	Aframax	105 674	2003	Sumitomo Heavy Industries Ltd.	$—	$—
6	Genmar Daphne	Aframax	106 560	2002	Tsuneishi Shipbuilding Co. Ltd.	$—	$—
7	Genmar Elektra	Aframax	106 560	2002	Tsuneishi Shipbuilding Co. Ltd.	$—	$—
8	Genmar George T	Suezmax	149 847	2007	Universal Shipbuilding Corporation	$—	$—
9	Genmar St. Nikolas	Suezmax	149 876	2008	Universal Shipbuilding Corporation	$—	$—
10	Genmar Kara G	Suezmax	150 296	2007	Universal Shipbuilding Corporation	$—	$—
11	Genmar Harriet G	Suezmax	150 296	2006	Universal Shipbuilding Corporation	$—	$—
12	Genmar Phoenix	Suezmax	153 015	1999	Hyundai Samho Heavy Industries	$—	$—
13	Genmar Horn	Suezmax	159 475	1999	Daewoo Shipbuilding & Marine Engineering Co. Ltd.	$—	$—
14	Genmar Orion	Suezmax	159 992	2002	Samsung Heavy Industries	$—	$—
15	Genmar Argus	Suezmax	159 999	2000	Hyundai Heavy Industries Co. Ltd.	$—	$—
16	Genmar Spyridon	Suezmax	159 999	2000	Hyundai Heavy Industries Co. Ltd.	$—	$—
17	Genmar Maniate	Suezmax	164 715	2010	Hyundai Samho Heavy Industries Co. Ltd.	$—	$—
18	Genmar Spartiate	Suezmax	164 925	2011	Hyundai Samho Heavy Industries Co. Ltd.	$—	$—
19	Genmar Poseidon	VLCC	305 795	2002	Daewoo Shipbuilding & Marine Engineering Co. Ltd.	$—	$—
20	Genmar Atlas	VLCC	306 005	2007	Daewoo Shipbuilding & Marine Engineering Co. Ltd.	$—	$—
21	Genmar Hercules	VLCC	306 543	2007	Daewoo Shipbuilding & Marine Engineering Co. Ltd.	$—	$—
22	Genmar Victory	VLCC	312 640	2001	Hyundai Heavy Industries Co. Ltd.	$—	$—
23	Genmar Vision	VLCC	312 679	2001	Hyundai Heavy Industries Co. Ltd.	$—	$—
24	Genmar Zeus	VLCC	318 325	2010	Hyundai Heavy Industries Co. Ltd.	$—	$—
25	Genmar Ulysses	VLCC	318 695	2003	Hyundai Samho Heavy Industries Co. Ltd.	$—	$—

						$—	$581 000 000

Collateral Vessels - Part B (Chinese Newbuilds)

							Maximum	Maximum Loan
#	Chinese Newbuilds	Type	DWT	Delivery	Shipyard	Contract Price	Contingency	Amount
(65% of Total Cost)
1	Hull #1384	VLCC	320 000	Aug-15	Shanghai Waigaoqiao Shipbuilding Co. Ltd.	$98 703 000	$2 000 000	$65 456 950
2	Hull #1385	VLCC	320 000	Oct-15	Shanghai Waigaoqiao Shipbuilding Co. Ltd.	$98 703 000	$2 000 000	$65 456 950
3	Hull #1355	VLCC	320 000	Jan-16	Shanghai Waigaoqiao Shipbuilding Co. Ltd.	$92 575 000	$2 000 000	$61 473 750
4	Hull #1356	VLCC	320 000	Mar-16	Shanghai Waigaoqiao Shipbuilding Co. Ltd.	$92 575 000	$2 000 000	$61 473 750
5	Hull #1357	VLCC	320 000	Aug-16	Shanghai Waigaoqiao Shipbuilding Co. Ltd.	$92 575 000	$2 000 000	$61 473 750
6	Hull #1358	VLCC	320 000	Aug-16	Shanghai Waigaoqiao Shipbuilding Co. Ltd.	$92 575 000	$2 000 000	$61 473 750

						$567 706 000	$12 000 000	$376 808 900

Collateral Vessels - Part C (Korean Newbuilds)

							Maximum	Maximum Loan
#	Korean Newbuild	Type	DWT	Delivery	Shipyard	Contract Price	Contingency	Amount
(65% of Total Cost)
1	Hull #5404	VLCC	300 000	Aug-15	Daewoo Shipbuilding & Marine Engineering Co.	$94 050 000	$2 000 000	$62 432 500
2	Hull #5405	VLCC	300 000	Oct-15	Daewoo Shipbuilding & Marine Engineering Co.	$94 050 000	$2 000 000	$62 432 500
3	Hull #5406	VLCC	300 000	Dec-15	Daewoo Shipbuilding & Marine Engineering Co.	$94 050 000	$2 000 000	$62 432 500
4	Hull #5407	VLCC	300 000	Dec-15	Daewoo Shipbuilding & Marine Engineering Co.	$94 050 000	$2 000 000	$62 432 500
5	Hull #5408	VLCC	300 000	Feb-16	Daewoo Shipbuilding & Marine Engineering Co.	$97 050 000	$2 000 000	$64 382 500
6	Hull #768	VLCC	320 000	Mar-16	Hyundai Samho Heavy Industries Co. Ltd.	$95 300 000	$2 000 000	$63 245 000
7	Hull #777	VLCC	300 000	May-16	Hyundai Heavy Industries Co. Ltd.	$94 475 000	$2 000 000	$62 708 750
8	Hull #769	VLCC	320 000	Jul-16	Hyundai Samho Heavy Industries Co. Ltd.	$95 300 000	$2 000 000	$63 245 000
9	Hull #139	VLCC	320 000	Jul-16	Hanjin Heavy Industries Co. Ltd.	$96 361 000	$2 000 000	$63 934 650
10	Hull #778	VLCC	300 000	Aug-16	Hyundai Heavy Industries Co. Ltd.	$94 475 000	$2 000 000	$62 708 750
11	Hull #2794	VLCC	320 000	Sep-16	Hyundai Samho Heavy Industries Co. Ltd.	$101 310 000	$2 000 000	$67 151 500
12	Hull #770	VLCC	320 000	Oct-16	Hyundai Samho Heavy Industries Co. Ltd.	$95 300 000	$2 000 000	$63 245 000
13	Hull #138	VLCC	320 000	Dec-16	Hanjin Heavy Industries Co. Ltd.	$96 361 000	$2 000 000	$63 934 650
14	Hull #2795	VLCC	320 000	Dec-16	Hyundai Samho Heavy Industries Co. Ltd.	$101 310 000	$2 000 000	$67 151 500
15	Hull #771	VLCC	320 000	Feb-17	Hyundai Samho Heavy Industries Co. Ltd.	$95 300 000	$2 000 000	$63 245 000

						$1 438 742 000	$30 000 000	$954 682 300